Golfsmith Announces Preliminary Unaudited Fiscal 2007 Results

AUSTIN, Texas—(BUSINESS WIRE)—Jan. 9, 2008—Golfsmith International Holdings, Inc. (NASDAQ:GOLF) today announced preliminary unaudited results for the period ended December 29, 2007. The company also announced that it will be presenting at the 10th Annual ICR XChange Conference on Wednesday, January 16, 2008 at 2:15 pm Pacific Standard Time.

Preliminary Unaudited Results

The company expects to report diluted earnings per share in the range of $0.13 to $0.16 for the year. This compares with its previously disclosed outlook of diluted earnings per share of $0.31 to $0.35. Lower than expected sales coupled with increased price discounting during December impacted gross margins and the company’s earnings.

Additionally, for fiscal 2007, the company expects to report revenues of approximately $388 million. Comparable store sales for the year declined approximately 3.7%.

In view of the decline in the price of the company’s stock, the company is currently reviewing the value of its goodwill as of December 29, 2007 for impairment pursuant to the requirements of SFAS No. 142, Goodwill and Other Intangible Assets. If the company determines that it is required to take an impairment charge to goodwill based on its current market capitalization and other relevant factors, the company’s preliminary earnings per share set forth above would be further impacted by a non-cash charge. The full impact, if any, will be disclosed in the company’s regular earnings release and reflected in its financial statements filed with its Form 10-K.

Martin Hanaka, who today was appointed interim-CEO, stated: “As we have previously stated, our business is seasonal, with both Father’s Day and the December gift-giving seasons contributing a higher percentage of our annual net revenues and annual net income than other periods. While macroeconomic conditions were not in our favor and impacted our business, particularly with poor sales in December, we are committed to our long term strategy. We are moving forward with our business plan for 2008 while also focusing on expenses and margins.” The company’s full results for fiscal 2007 will be released in March, with a conference call to follow the release.

In a separate release today, Golfsmith announced that James Thompson has resigned as Chief Executive Officer to pursue other interests. The Board of Directors has appointed Chairman Martin Hanaka as the company’s interim Chief Executive Officer. The company also announced that it expects to incur a one-time charge of approximately $800,000 in the first quarter of fiscal 2008 associated with Mr. Thompson’s separation package.

Conference Presentation:

Wednesday, January 16, 2008 at 2:15 pm Pacific Standard Time. Martin Hanaka, Interim Chief Executive Officer and Ginger Bunte, Chief Financial Officer will host the presentation.

The audio portion of the presentation will be webcast live. To access the presentation, log onto http://investors.golfsmith.com. The webcast can be found in the investor relations section of the company website.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ:GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 73 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. In particular, our preliminary results of operations reported in this new release are based on our initial review following the completion of our fiscal year and are subject to change as we complete our annual audit. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in our Form 10-K, filed March 30, 2007 under the caption “Risk Factors.”

CONTACT: Golfsmith International Holdings, Inc., Austin

Investor Relations Inquiries:

Joe Teklits/Jean Fontana, 203-682-8200

investor.Relations@golfsmith.com

www.icrinc.com

OR

Media Inquiries:

Fair Share Consulting, Inc.

Andy Craig, 512-794-5906

Andy@fairshareconsulting.com

SOURCE: Golfsmith International Holdings, Inc.